Chang G. Park, CPA, Ph. D.

( 2667 CAMINO DEL RIO SOUTH PLAZA B ( SAN DIEGO ( CALIFORNIA 92108 (

( TELEPHONE (858)722-5953 ( FAX (858) 761-0341 ( FAX (858) 764-5480

( E-MAIL changgpark@gmail.com(

June 14, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Secure Window Blinds, Inc. of our report dated on June 14, 2010, with respect to the unaudited interim financial statements of Secure Window Blinds, Inc., included in Form 10-Q for the period ended March 31, 2010

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

San Diego CA 92108

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board